                                                                    Exhibit 99.1


     i3 MOBILE Announces Non-Binding Letter of Intent to Merge With ACE*COMM

     STAMFORD, Conn. and GAITHERSBURG, Md. -- August 5, 2003 - i3 Mobile, Inc. (NASDAQ: IIIM), today announced that it has signed a non-binding Letter of Intent with ACE*COMM Corporation (NASDAQ: ACEC), to be acquired via a merger with ACE*COMM or a wholly owned subsidiary of ACE*COMM. If such transaction is consummated in accordance with the Letter of Intent, i3 Mobile stockholders will receive shares of ACE*COMM common stock pursuant to a formula valuing ACE*COMM's common stock at market value less a discount and valuing i3 Mobile at an amount equal to its cash, net of specified liabilities and commitments at the closing of the merger. The parties have agreed to work together to enter into a definitive merger agreement as soon as practicable. Thereafter, the closing will be contingent upon, among other things, shareholder and other customary regulatory approvals by both companies. The non-binding Letter of Intent prohibits i3 Mobile from actively negotiating with other parties for a specified period. It is anticipated that the merger will close in the fourth quarter of 2003.

     J. William Grimes, Chairman of the Board and interim Chief Executive Officer of i3 Mobile, said, "We are very enthusiastic about the progress of our discussions for a proposed merger with ACE*COMM. We believe that ACE*COMM's management, product offerings, and customer base are outstanding and that ACE*COMM is well positioned for market leadership and growth." George Jimenez, ACE*COMM's Chairman and Chief Executive Officer said, "The greater financial resource base provided by i3 will create a stronger and more competitive company better able to capture and maximize the opportunities in the OSS (operations support systems) and BSS (business support systems) solution markets. In addition, this merger will facilitate ACE*COMM's growth strategy which includes the acquisition of complimentary technologies and businesses. We look forward to working with i3 Mobile to reach a definitive agreement as soon as practicable."

About i3 Mobile

On March 25, 2003, i3 Mobile announced that it had terminated operation of its premium mobile subscription information, communication service and other businesses and taken other cost saving measures to continue to reduce recurring operating losses, manage cash resources and working capital and facilitate a potential transaction.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation(TM) products and Enterprise Telemanagement software applications. ACE*COMM's solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (operations support systems) and BSS (business support systems). Solutions are matched to each customer's business environment. They provide the analytical tools required to extract knowledge from operating networks - knowledge ACE*COMM's customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide - including over 100 installations in China - enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit acecomm.com

i3 Mobile Safe Harbor Disclaimer

This news release may be deemed to include forward-looking statements as defined by applicable U.S. law and, as a result, may involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in such forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect i3 Mobile's actual results in the short term include the ability to locate and consummate a transaction with a suitable strategic investment partner, acquisition candidate or other investment opportunity, and i3 Mobile's ability to manage its limited cash resources until it is able to do so. Although i3 Mobile's management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will in fact prove to be correct or that actual results will be different from the expectations expressed herein. A more detailed description of certain factors that could affect actual results are those discussed in i3 Mobile's Annual Report on Form 10-K and its quarterly reports on Forms 10-Q. i3 Mobile undertakes no obligation to update publicly any forward-looking statements or reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

ACE*COMM Safe Harbor Disclaimer

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers' financial resources, the continued convergence of voice and data networks, the continuing success of ACE*COMM's strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; ACE*COMM's ability to adequately support its operations, and other risks detailed from time to time in ACE*COMM's Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Contacts:
             i3 Mobile
             Edward J. Fletcher
             (203) 353-0383

             ACE*COMM
             Marcie Weber
             (613) 730-4726
             Marcie.weber@acecomm.com